Globecomm Systems Announces Preliminary

Fiscal Year 2007 Results

HAUPPAUGE, N.Y.—(BUSINESS WIRE)—August 3, 2007—Globecomm Systems Inc. (NASDAQ: GCOM-News), a global provider of end-to-end satellite-based communications solutions, today announced preliminary financial results for the Company’s fiscal year ended June 30, 2007 and provided fiscal year 2008 financial guidance. The audit of the fiscal year 2007 results is not yet complete and these are preliminary results. Globecomm anticipates announcing final audited results on September 11, 2007.

Fiscal Year 2007 Full Year Preliminary Unaudited Results

The Company currently anticipates record revenues of approximately $150.7 million for the 2007 fiscal year, including $5.1 million of revenues recognized in the months of May and June relating the Company’s previously announced acquisition of GlobalSat. Earnings per diluted share are anticipated to be $0.50, which includes a $0.03 net contribution resulting from GlobalSat.

Management’s Current Expectations for the Fiscal Year Ending June 30, 2008

Globecomm expects consolidated revenues for fiscal year 2008 to be between $190 million and $200 million. Earnings per diluted share are expected to be approximately $0.70 per share, which includes $0.05 of non-cash amortization of intangibles relating to the GlobalSat acquisition or approximately $0.75 per share excluding this non-cash charge. The Company further anticipates backlog for fiscal year ended June 30, 2007 to be approximately $141 million, a Company record, as compared to $90.9 million for the fiscal year ended June 30, 2006.

These expectations reflect management’s current view. Actual results for fiscal year 2008 will remain susceptible to factors in certain areas of the world. This may include, but is not limited to, major disruptions in the marketplaces we operate due to political unrest, local violence, global economic recession and changes in United States Government foreign policy. Results will also remain susceptible to possible cost overruns on projects, unfavorable product mix and timing of or failure to book and turn certain projects included in management’s projections.

About Globecomm Systems

Globecomm Systems Inc. provides end-to-end value-added satellite-based communication products, services and solutions by leveraging its core satellite ground segment systems and network capabilities, with its satellite communication services capabilities. The products and services Globecomm offers include pre-engineered systems, systems design and integration services, managed network services and life cycle support services. Globecomm’s customers include communications service providers, commercial enterprises, broadcast and other media and content providers and government and government-related entities.

Based in Hauppauge, New York, Globecomm Systems also maintains offices in Washington, DC, Maryland, Hong Kong, the United Kingdom, the United Arab Emirates and Afghanistan.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this press release. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in our most recent Annual Report on Form 10-K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this press release.

CONTACT: Globecomm Systems Inc.

David Hershberg, 631-231-9800

or

Investor Relations:

Matthew Byron, 631-457-1301

or

Fax: 631-231-1557

info@globecommsystems.com

www.globecommsystems.com.

SOURCE: Globecomm Systems Inc.